UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☐                              Filed by a Party other than the Registrant  ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to § 240.14a-12

AMERISTAR CASINOS, INC.

(Name of Registrant as Specified in its Charter)

PINNACLE ENTERTAINMENT, INC.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Forward-Looking Statements

This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Pinnacle’s current expectations and are subject to uncertainty and changes in circumstances. These forward-looking statements include, among others, statements regarding the expected synergies and benefits of a potential combination of Pinnacle and Ameristar, including the expected accretive effect of the merger on Pinnacle’s financial results and profile (e.g., free cash flow, earnings per share and Consolidated Adjusted EBITDA); the anticipated benefits of geographic diversity that would result from the merger and the expected results of Ameristar’s gaming properties; expectations about future business plans, prospective performance and opportunities; required regulatory approvals; the expected timing of the completion of the transaction; and the anticipated financing of the transaction. These forward-looking statements may be identified by the use of words such as “expect,” “anticipate,” “believe,” “estimate,” “potential,” “should,” “will” or similar words intended to identify information that is not historical in nature. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. There is no assurance that the potential transaction will be consummated, and there are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. These risks and uncertainties include (a) the timing to consummate a potential transaction between Pinnacle and Ameristar; (b) the ability and timing to obtain required regulatory approvals (including approval from gaming regulators) and satisfy or waive other closing conditions; (c) the ability to obtain the approval of Ameristar’s stockholders; (d) the possibility that the merger does not close when expected or at all; or that the companies may be required to modify aspects of the merger to achieve regulatory approval; (e) Pinnacle’s ability to realize the synergies contemplated by a potential transaction; (f) Pinnacle’s ability to promptly and effectively integrate the business of Pinnacle and Ameristar; (g) the requirement to satisfy closing conditions to the merger as set forth in the merger agreement, including expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976; (h) uncertainties in the global economy and credit markets and its potential impact on Pinnacle’s ability to finance the transaction; (i) the outcome of any legal proceedings that may be instituted in connection with the transaction; (j) the ability to retain certain key employees of Ameristar; (k) that there may be a material adverse change affecting Pinnacle or Ameristar, or the respective businesses of Pinnacle or Ameristar may suffer as a result of uncertainty surrounding the transaction; and (l) the risk factors disclosed in Pinnacle’s most recent Annual Report on Form 10-K/A, which Pinnacle filed with the Securities and Exchange Commission on May 16, 2012 and in all reports on Forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission by Pinnacle subsequent to the filing of its Form 10-K for the year ended December 31, 2011. Forward-looking statements reflect Pinnacle’s management’s analysis as of the date of this release. Pinnacle does not undertake to revise these statements to reflect subsequent developments, except as required under the federal securities laws. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

Additional Information and Where to Find It

In connection with the proposed merger, Ameristar plans to file a proxy statement with the SEC and mail the proxy statement to its stockholders. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT PINNACLE, AMERISTAR, THE PROPOSED MERGER AND RELATED MATTERS. The proxy statement, as well as other filings containing information about Pinnacle and Ameristar will be available, free of charge, from the SEC’s web site (www.sec.gov). Pinnacle’s SEC filings in connection with the transaction also may be obtained, free of charge, from Pinnacle’s web site (www.pnkinc.com) under the tab “Investor

Relations” and then under the heading “SEC Filings,” or by directing a request to Pinnacle, 8918 Spanish Ridge Ave., Las Vegas, Nevada, 89148, Attention: Investor Relations or (702) 541-7777. Ameristar’s SEC filings in connection with the transaction also may be obtained, free of charge, from Ameristar’s web site (www.ameristar.com) under the tab “About Us,” “Investor Relations” and then under the heading “Ameristar SEC Reports & Filings,” or by directing a request to Ameristar, 3773 Howard Hughes Parkway, Suite 490 South, Las Vegas, Nevada, 89169, Attention: Investor Relations or (702) 567-7000.

Participants in the Merger Solicitation

Pinnacle and Ameristar and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information about Pinnacle’s directors and executive officers is included in Pinnacle’s Annual Report on Form 10-K/A for the year ended December 31, 2011, filed with the SEC on May 16, 2012 and the proxy statement for Pinnacle’s 2012 Annual Meeting of Stockholders, filed with the SEC on April 9, 2012. Information about Ameristar’s directors and executive officers is included in Ameristar’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on February 28, 2012 and the proxy statement for Ameristar’s 2012 Annual Meeting of Stockholders, filed with the SEC on April 30, 2012. Additional information regarding these persons and their interests in the merger will be included in the proxy statement relating to the merger when it is filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

Transcript of Pinnacle Entertainment, Inc. and Ameristar Casinos, Inc. Investor Call

Pinnacle Entertainment, Inc. Company	PNK Ticker	Acquisition of Ameristar Casinos, Inc. by Pinnacle Entertainment, Inc. Call Event Type	Dec. 21, 2012 Date

CORPORATE PARTICIPANTS

Vincent J. Zahn

Vice President-Finance & Investor Relations, Pinnacle Entertainment, Inc.

Anthony Michael Sanfilippo

President, Chief Executive Officer & Director, Pinnacle Entertainment, Inc.

Gordon R. Kanofsky

Chief Executive Officer & Director, Ameristar Casinos, Inc.

Carlos A. Ruisanchez

Chief Financial Officer & Executive Vice President, Pinnacle Entertainment, Inc.

John A. Godfrey

Secretary, Executive VP & General Counsel, Pinnacle Entertainment, Inc.

OTHER PARTICIPANTS

Joseph R. Greff

Analyst, JPMorgan Securities LLC

Felicia Hendrix

Analyst, Barclays Capital, Inc.

Chad Beynon

Analyst, Macquarie Capital (USA), Inc.

Carlo Santarelli

Analyst, Deutsche Bank Securities, Inc.

Steven M. Wieczynski

Analyst, Stifel, Nicolaus & Co., Inc.

Dennis Michael Farrell, Jr.

Broker-Dealer Agent, Wells Fargo Securities, LLC

Susan A. Berliner

Analyst, JPMorgan Securities LLC

MANAGEMENT DISCUSSION SECTION

Operator: Good morning and welcome to the conference call to discuss Pinnacle Entertainment’s Proposed Acquisition of Ameristar Casinos. Today’s presentation will follow the slides that are available online at www.pnkinc.com. You are encouraged to view the slides during the conference call. A replay of this call will be available later today at the same website. [Operator Instructions]

I will now like to turn the call over to Mr. Vincent Zahn, Pinnacle’s Vice President of Finance and Investor Relations.

Vincent J. Zahn

Vice President-Finance & Investor Relations, Pinnacle Entertainment, Inc.

Thank you, Sara, and good morning, everyone. Before turning the call over to Mr. Anthony Sanfilippo, Pinnacle’s President and Chief Executive Officer, I’d like to remind you that this call may include forward-looking statements that are subject to risks and uncertainties. Actual results could differ materially from those anticipated as a result of a number of risk factors including those identified on Slide 2 as well as in our SEC periodic reports. Please take a moment to review this slide.

With that let me turn the call over to Mr. Sanfilippo.

Anthony Michael Sanfilippo

President, Chief Executive Officer & Director, Pinnacle Entertainment, Inc.

Thank you, Vincent, and good morning, everyone. Thank you for joining us on really short notice to discuss Pinnacle Entertainment’s acquisition of Ameristar Casinos. I’m pleased to also have with us today the CEO of Ameristar, Gordon Kanofsky – Gordy, thank you for being here – Tom Steinbauer, who is the Chief Financial Officer for Ameristar and then Carlos Ruisanchez, who is Pinnacle’s Chief Financial Officer and we’re going to take you through the deck that has been put together and posted to our website.

It’s a terrific day for us. It’s a milestone day for Pinnacle Entertainment and as you’re going to see as we talk through this deck it really is a perfect fit. As our team has spent time with Gordy and his team, there’s been so many times that I felt like we were looking in the mirror at a company that has values and a focus on guest service, team members and shareholders; just very similar to us. And the more that we spend time with Gordy and his team the more we knew that this was a right fit for Pinnacle and we felt for Ameristar too. We’re going to take you through that.

I couldn’t be more pleased with being here this morning, Gordy with you, and what the future will bring for both of our companies. And thank you for being here with us.

Gordon R. Kanofsky

Chief Executive Officer & Director, Ameristar Casinos, Inc.

Thank you, Anthony. We’re excited about the transaction and also feel very good about the fit with Pinnacle and you’re right the culture and operating styles are indeed very similar.

Ameristar, I think as everybody knows, was founded, its predecessor was founded in 1954, Cactus Petes up in Jackpot, Nevada. The company went public in 1993 with Cactus Petes as the sole operating asset and Vicksburg under construction. We’ve since grown into an outstanding casino entertainment company with eight properties in seven markets; four of those markets are in the largest 30 metro markets in the United States. I think as everyone also knows we’re based in Las Vegas. We think that this transaction benefits all Ameristar stakeholders. For our stockholders it maximizes value. It’s a significant and immediate premium at $26.50 a share, which is about a 45% premium to the average closing price of Ameristar’s stock price for the 90 days ending December 20, 2012.

For our guests the expanded scale will offer significant enhancements for them. For our team members it will expand opportunities and the combined company intends to draw on best practices from both Ameristar and Pinnacle. And at this time I’d really like to thank our guests and our team members. It’s our guests’ loyalty to Ameristar that has helped create the value for our stockholders and it’s the dedication of our team members to keep the guests loyal and to provide the best service in the industry.

So in conclusion, we’ve had a very good working relationship with Pinnacle so far during this negotiation. It’s been spirited at times, but we’re very pleased to reach this day and looking forward to a very smooth transition and close the transaction as soon as possible. Thank you, Anthony.

Anthony Michael Sanfilippo

President, Chief Executive Officer & Director, Pinnacle Entertainment, Inc.

Gordy, thank you. And I want to emphasize the point of although our company is purchasing the shares of Ameristar, we really view this in spirit as a merger. We have high regard for the team members of Ameristar and the way that Ameristar has operated the business, and both your team will see and the Pinnacle team will see that we’re going to really look for the best-in-class from both properties to create a new Pinnacle that is the best of both of our companies.

Before we start on Page 3 of the presentation, at 9:30 a.m. Eastern today there will be a national moment of silence for the victims of Sandy Hook. And we will pause at that moment to also participate in the national moment of silence. So that will be here shortly, but we will begin taking you through the deck that we put together, but I did want to give everyone on the call notice of that.

Let’s start with Slide 3 and really talking about a transformative transaction. You’re going to see our rationale there for why that we believe this is right for Pinnacle Entertainment. We see the acquisition as a natural extension of the progress we’ve been making in improving our financial performance over the last three years. Bringing Ameristar into the Pinnacle family really augments our growth strategy by expanding our scale, increasing cash flow, diversifying our operations while strengthening our financial profile, all which will create meaningful value for our shareholders.

Second, by bringing together our company and Ameristar, we will create a best in class gaming platform. Upon closing, Pinnacle will increase from nine properties to 17 properties in 13 distinct geographies across the United States.

Third, the Ameristar properties strategically complement our current properties with minimal overlap. Next, the combined company will benefit from greater scale and efficiency that should deliver at least $40 million in annual synergies. We also believe that by bringing the best out of both companies, we’re going to create a stronger, more competitive platform, going forward.

And then finally, the transaction will be creative – will be accretive to earnings per share and free cash flow following the close. As you all see, this is an important and exciting acquisition for our company. The two companies share a commitment to excellence. And so our intention to take the best of what currently resides in both organizations as we integrate the two organizations, following the closing.

Let’s go to Slide 4 which is the transaction overview. Let me now outline the transaction terms. Ameristar shareholders will receive $26.50 in cash for each Ameristar share. The enterprise value of the transaction is approximately $2.8 billion, including $1.9 billion in debt and $116 million of cash on hand as of September 30, 2012.

Pinnacle has a committed debt financing from our banks to complete the acquisition. The acquisition is subject to approval from Ameristar shareholders and other regulatory approvals as well as customary closing conditions. The transaction has been unanimously approved by both board of directors and we anticipate that it will close by the end of the third quarter of 2013. If we’re able to close prior to that, we absolutely will but we believe that we should be able to close by the end of the third quarter of 2013.

Slide 5 and Slide 6 really talk about Ameristar’s current operations and Ameristar’s profile. Before I discuss the benefits of the transactions, I would like to briefly review Ameristar’s operations and financial performance on Slides 5 and 6. As many of you know, Ameristar operates high quality assets in Missouri, Colorado, Mississippi, Indiana, Iowa, and Nevada, and they have a track record of delivering strong operating margins and consistent financial performance. We have been very impressed with the quality of each one of the Ameristar properties, the continued investment in the maintenance of the properties, and the focus on great service to their guest.

Slide 7, Merging of Two Great Companies. As you can see on Slide 7, the combined company is going to have the enhanced scale and geographical diversification to better serve our combined guest. By bringing together Pinnacle and Ameristar Properties, we are really creating a terrific portfolio.

Slide 8, Enhances Footprint in Attractive Markets. Looking at Slide 8, you can see how Ameristar complements our existing portfolio and provides us additional geographical diversification. Importantly, we are enhancing our presence in the nation’s best gaming markets.

Slide 9, Diversified Revenue Platform. The result of this geographic expansion means that Pinnacle will be less reliant on the markets we serve today. And while we feel very good about the markets that we are in today, it’s been one of our goals to continue to diversify Pinnacle Entertainment.

With Ameristar, we will have less overall volatility in our gross gaming revenue stream, and we’ll be able to increase our Slot Machine revenue mix. One of the things that I’ve long admired about Ameristar is their laser focus on the Slot guest, and really, how they think about their Slot operations. As many of you know, we are very, very good at the Table Game side of our business, and we think we do pretty well, Gordy, on the Slot side. But we think the blending of what we both do well will really create a much better company.

With that, I’ll now turn the call over to Carlos, who is going to talk about the company’s financial profile and the financing of the transaction. Carlos?

Carlos Ruisanchez

Thank you, Anthony, thank you, Gordy, and good morning to all of you on the call. First, let me reiterate how excited we are about this transaction and what it will do for our company. As you know, scale is very important in our industry, and we’ll briefly cover how increasing our size and scale will benefit our competitive position.

As you can see on Slide 10, we have steadily improved our portfolio of properties over the last three years. This transaction will be a transformative leap forward as our combined adjusted EBITDA will increase by more than $400 million or 142%.

Turning to Slide 11, upon completion of this transaction, Pinnacle would immediately be a stronger industry player. For the 12 months ended September 30, 2012 the combined net revenues of the two companies were $2.4 billion and the combined adjusted EBITDA would have approached nearly $700 million on a pro forma basis.

On Slide 12 you can see the acquisition of Ameristar will significantly improve our free cash flow, which will give us additional financial flexibility. We expect the combined company will generate more than $150 million of incremental discretionary cash flow per year than Pinnacle does on a standalone basis. This will be a very attractive – accretive transaction as measured on a free cash flow per share basis.

Moving to Slide 13, as you can see Pinnacle’s focus on operational excellence has enabled us to steadily grow our margins over the last several years. The efficiencies of scale and synergies we expect to realize from this transaction will provide the potential to significantly improve our margin performance. Anthony will discuss further the synergy opportunities of this combination, but needless to say we expect Pinnacle and Ameristar to add up to more than the sum of the parts.

Slide 14 provides an overview of the financing for this transaction. We have a fully committed financing package in place to facilitate the transaction, which contemplates a siloed capital structure that maintains Pinnacle and Ameristar’s separate credits. The financing will mainly consist of prepayable bank debt. As part of the committed financing package, the change control provision in Ameristar’s senior notes is fully backstopped. We are considering options for a combined capital structure, but have not yet made that determination. In either financing scenario we plan to maintain the Ameristar bonds that are in place and to raise additional debt to finance the transaction.

We are well aware that the transaction will temporarily increase leverage. Our focus will be on seamlessly integrating the companies and we are committed to reducing leverage. The increased free cash flow will enable us to fund our combined growth pipeline while at the same time quickly delever as those projects come on line and we begin to pay down debt. We have demonstrated to you over the last several years our commitment and our ability to reduce our leverage ratio and the increased free cash flow we expect to generate from the combined company should enhance our ability to reduce debt in the future.

With that, I will turn the call back to Anthony.

Anthony Michael Sanfilippo

President, Chief Executive Officer & Director, Pinnacle Entertainment, Inc.

Carlos, thank you. Let’s turn to Slide 15. Here’s where we focus on synergies and integration strategy. We expect the acquisition to generate synergies and efficiency of scale of at least $40 million annually.

We’ll achieve the synergies in four main areas. First, we will benefit from efficiencies of scale. Second, there’s additional marginal opportunity from applying best practices of both companies across the combined enterprise. This will help improve operations at all of our properties. Third, it will lower operational expenses by streamlining the cost of being a public entity. And fourth, our increased size will provide us with greater opportunities to reduce costs in purchasing our strategic sourcing. Once the transaction closes, what we expect will occur by the end of the third quarter, we anticipate a very smooth and efficient integration process.

The management teams are jointly developing a transition plan that will be taking best practices from both companies. And I spoke to that at the beginning that we are really approaching this more as a merger, and what I’ve spoken with Gordy about is that we will have representation from both companies as we talk about the transition of both companies into one company to ensure that we’re focused on getting best in class or best practices from both of our companies. We will absolutely, through this integration process, remain focused on maintaining our high level of operation performance to ensure that this is a seamless transaction for our properties, yet an employees – Gordy and I have talked about this and he feels the very same way with Ameristar. We don’t want this to be a distraction for either company as we go through the closing and the integration process.

Slide 16 – this strategically compelling transaction – it’s a transformational transaction and it presents many opportunities that will help accelerate Pinnacle’s top line growth, long term profitability and free cash flow. I said it a number of times. This is a perfect fit. These are two companies that are like two peas in a pod. It fits with our business strategy, our operating philosophy and most importantly, the culture of both companies. We’re thrilled about tremendous benefits that this acquisition will deliver. It specifically will create values for our shareholders, increase our operational and geographical diversifications, is a strong fit with Pinnacle’s business strategy, operational philosophy and culture. It’ll deliver financial benefits through earnings and free cash flow accretion following the close and provide meaningful synergies and efficiencies of scale.

That completes our prepared presentation. Sara [ph] , we are going to open up the call for questions that anyone may have that’s dialed in.

QUESTION AND ANSWER SECTION

Operator: [Operator Instructions] Your first question comes from the line of Joe Greff with JPMorgan.

Joe Greff	Q

Good morning, everybody.

Anthony Michael Sanfilippo President, Chief Executive Officer & Director	A

Hello, Joe.

Joe Greff	Q

Congratulations. Just a question for you on the $40 million of synergies is that, can you just talk about what’s included in there? And can you also talk about I guess, on a pro forma basis, what the cash taxpaying structure of the combined entity is, coming from an income tax perspective? And then on the synergy part, how much of that is corporate? How much of that is actually at the property level?

Anthony Michael Sanfilippo President, Chief Executive Officer & Director	A

Carlos, you want to take that?

Carlos Ruisanchez	A

Sure. Good morning, Joe. Yeah, we feel very strongly about the possibilities for synergies here. There clearly are costs associated with being a public company in functions that get done by nature of being public and having public debt and equity and so forth, the Sarbanes, that clearly will not be needed. Similarly, there are – obviously, they’ll be one Board, one CEO, et cetera, that will be in a combined company.

There are certainly – Ameristar has had great margins. They’ve demonstrated that over the years and have steadily improved those. There are some things that clearly they do very, very well. There are some things that we do very, very well. And we look into taking the best out of each side and, as I mentioned, have those add up more than just the sum of the parts.

As it relates to your second part of your question, the companies, we have a pretty large NOL that we’ve talked about for some time now. This will clearly accelerate the ability to use that on a Federal basis, as Ameristar will provide additional net income pro forma for this transaction. Ameristar does have a couple of tax attributes associated with amortization of good will that will prevent that, so we do not expect the combined company to be a taxpayer in the near team, and arguably in the medium term.

Anthony Michael Sanfilippo President, Chief Executive Officer & Director	A

Yeah. Let me add to that, Joe, we recognize the 400 basis points of margin improvement that they have over our operations. And we continue to drive home to the Pinnacle team that as we go through this transition, the reason I keep talking about this as being the merging of two companies is, we want to extract the very best practices.

And so, you won’t hear us, at least in the near term, talk specifically about any one way that we’re going to do things until we have the time to really get broad groups together from both teams to examine how both companies operate these businesses. And so what Carlos spoke to, it’s clearly things that have to do with scale, having combined companies and purchasing power and eliminating redundant corporate expenses. We are comfortable with the $40 million number in synergies but we expect to continue to look to extract the best value and have a company focused on what we’ve always talked about and it’s what they talk about, serving our guests well, having the best team members in the industry and delivering superior results to our shareholders.

Joe Greff	Q

Great. And then Carlos, you mentioned earlier about – maybe you didn’t use the word permanent, but a more permanent capital structure and looking at options there, would that include consideration for issuing equity?

Carlos Ruisanchez	A

Well, there is not a need to issue equity as part of this transaction. We’ll evaluate that as we look forward on our needs and to balance out the ability to maintain a proper liquidity and leverage profile. The – just to clarify, certainly these are all permanent capital structures, what we’re evaluating is having a combined credit as opposed to two separate credits.

Joe Greff	Q

I’m all set. Thanks, guys. Congratulations.

Carlos Ruisanchez	A

Thank you.

Anthony Michael Sanfilippo President, Chief Executive Officer & Director	A

Thanks, Joe.

Operator: Your next question comes from the line of Felicia Hendrix with Barclays.

Anthony Michael Sanfilippo President, Chief Executive Officer & Director	A

Good morning, Felicia.

Felicia Hendrix	Q

Merry Christmas. So just I was wondering if we could step back for a second, big picture, if you could just, Anthony, kind of walk us through how this all came to be? Did you approach Ameristar was it part of a kind of formal bidding process?

Anthony Michael Sanfilippo President, Chief Executive Officer & Director	A

Well, other than telling you I called Gordy and said hello, handsome. Are you busy tonight? Other than that you’ll read about it in the proxy. So we’re not going to get into the details of how this rolled out; you’ll see it in the proxy.

Felicia Hendrix	Q

Okay. And is there a break-up fee or what is it?

John A. Godfrey	A

Hi, Felicia. Jack Godfrey.

Felicia Hendrix	Q

Hi.

John A. Godfrey	A

Under certain circumstances set forth in the agreement there are termination fees payable by either party to the other. And again, we refer you to the agreement sections broadly five and seven.

Felicia Hendrix	Q

Okay. I have a lot of reading to do. Anthony, can you talk to us perhaps about any of the regulatory issues you might foresee? Are there any states were you might have issues and particularly wondering what happens in Lake Charles?

Anthony Michael Sanfilippo President, Chief Executive Officer & Director	A

Well we are very comfortable that across the board and we already had preliminary discussions with regulators that there won’t be any issues as you’re describing. As you know when I joined the company we had the license that now we’re going to reacquire because of the Ameristar acquisition in Lake Charles.

We look at having really the best destination resort in the south with both combined properties. Felicia, we’re not anticipating that there will be regulatory issues.

Felicia Hendrix	Q

Okay, great. So just if I hear you correctly, Louisiana’s okay with you having both of those licenses again?

Anthony Michael Sanfilippo President, Chief Executive Officer & Director	A

Well we’re talking on a preliminary basis at this point and we did at one point have a second license there in Lake Charles. So while we can’t – we will go through the process as part of the first 90 days we’ll be going through. We don’t anticipate it to be a problem.

Felicia Hendrix	Q

And Missouri as well because you’re going to have three casinos there?

Anthony Michael Sanfilippo President, Chief Executive Officer & Director	A

The same. We see the licenses that we hold in very distinct markets that have distinct focus on each [ph] of the state. So we believe that this will move as we would expect it to move we’ll go through the regulatory process. We’re licensed and most of the states that Ameristar operates in today – we’ve been licensed in Mississippi. We anticipate that that’ll go quickly and Iowa and Colorado we would anticipate because of the quality of our company that we’ll go through what would be a normal licensing process.

Felicia Hendrix	Q

So, great. Final question and I’m getting asked this a lot this morning. Carlos, based on your last answer that you probably won’t be a tax payer in the near immediate term I think just cancels out the question here but I’m getting asked a lot if now this – that once this closes that this sets the company up nicely to look at a reconversion.

Carlos Ruisanchez	A

We have certainly have spent time clearly notice what Pens [ph] has done and has spend time evaluating that. At the moment our focus is going to be getting this transaction closed, integrating it and paying down debt. Beyond that, it’s really tough to speculate.

Anthony Michael Sanfilippo President, Chief Executive Officer & Director	A

Carlos, we are at the 9:30 Eastern mark. Felicia, if you have more questions we’ll take it back up. Let’s all do pause though for a moment of silence for the victims of Sandy Hook.

Thank you, all. Felicia, any other questions that you may have?

Felicia Hendrix	Q

No, I’m fine. And thank you for honoring that.

Anthony Michael Sanfilippo President, Chief Executive Officer & Director	A

Absolutely. Sarah?

Operator: Your next question comes from the line of Chad Beynon with Macquarie.

Chad Beynon	Q

Transaction. Wanted to touch on the Lake Charles topic since we’re there, I believe Ameristar’s spent a few thousand million so far in construction costs, but it’s still in the very early stages. Can you talk about any potential changes in the project and kind of how you’re looking at the return on this development? And then also when the property opens how you’ll be able to save from an operational standpoint? Thanks.

Anthony Michael Sanfilippo President, Chief Executive Officer & Director	A

Yup, Chad, let me sort of address it this way. You know we think that it will make a terrific integrated destination resort. We think there’s opportunities to have one main golf clubhouse and tenant center that would serve both of the golf courses, so to really have a terrific clubhouse with the two golf courses. Until we close it will still be Ameristar’s responsibility to continue the development of the property. Gordy has been very gracious in spending time with us to listen to suggestions we may have on what might possibly change to make it a better complete complex, but it is Ameristar’s responsibility to, until we close, continue to manage the project itself. But our ultimate goal is to really have the best destination resort in the south.

There’ll be two terrific hotels, two terrific casino complexes and then other amenities like golf center, the golf center, the tenant center, the spa. So we’re still in preliminary stages but we’re excited about the type of destination resort we think we’re going to be able to offer in Lake Charles.

Chad Beynon	Q

Okay. Thanks. And secondly, your database essentially doubles with this acquisition. Ameristar has the loyalty agreement with M life. You guys have been doing very well kind of rolling up the My Choice program. Can you touch on how this transaction – or this transition will look – and then secondly, if this changes your thoughts on maybe another destination asset, maybe something in Las Vegas?

Anthony Michael Sanfilippo President, Chief Executive Officer & Director	A

Yeah, you know I’ll tell you that I’ve said now a couple of times we’re not going to have any assumptions on what we’re going to do, going forward. We’re going to take the time to really look closely at both companies’ practices. Clearly, we will transition into one loyalty program. That will be part of the plan. How that loyalty program looks is still to be defined. The relationship that Ameristar has with MGM and that we have with Wynn, those will continue on clearly through closing and my guess is through calendar year 2013 that it would make sense that those would continue to operate the way they’re intended to operate, at least through 2013, our goal is at the beginning of 2014, so January 1st of 2014 that we have integrated the companies into one company.

Now no one’s asked yet about branding. We’ll continue to run all of our properties branded the exact same way, at least in the foreseeable future until we can really evaluate the respective brands and how they’re operating. Carlos said it earlier, we’re going to be very much focused on really the sensible integration of these two companies and trying to minimize any unnecessary disruption, clearly through 2013 and that probably will carry through 2014. Your question about does this make sense now for you to have a destination resort in Las Vegas? That’ll be something we will be evaluate as now we look at having a portfolio of 17 properties. But that’s not our immediate focus. Our immediate focus is to really have a terrific integration between these two companies.

Chad Beynon	Q

Okay, thanks again, and congratulations.

Anthony Michael Sanfilippo President, Chief Executive Officer & Director	A

Thanks, Chad.

Operator: Your next question comes from the line of Carlo Santarelli with Deutsche Bank.

Anthony Michael Sanfilippo President, Chief Executive Officer & Director	A

Hi, Carlo.

Carlo Santarelli	Q

Hey, good morning, everyone. Congratulations.

Anthony Michael Sanfilippo President, Chief Executive Officer & Director	A

Thank you.

Carlo Santarelli	Q

So just in terms of and I kind of addressed this earlier, but in terms of the breakup fee and the dual part structure, I guess on the end of Ameristar, with their $38 million, what needs to happen to assure that the deal goes through or what event, I guess, would cause them to have to pay something like that or you guys to pay? Would shareholder approval, obviously, trigger this?

Anthony Michael Sanfilippo President, Chief Executive Officer & Director	A

You know, Carlo, the merger agreement is going to be posted. We’re really focused on it is posted at this point. We’re really focused on this occurring. We’ve set up the merger agreement for this to occur. Clearly, there’s lawyering in that merger agreement that deals with situations that could come up, but we’re focused on a transition and a closure.

Carlo Santarelli	Q

Understood. And just in terms, Carlos, as you mentioned earlier, how should we think about the NOLs that you guys have today, maybe upon deal close, on a go-forward basis? Are there any kind of early estimates you can give us on how to think about some of that stuff?

Carlos Ruisanchez	A

We are not expecting Pinnacle, on a stand-alone basis, to be a taxpayer for the next several years. The only taxes that we do pay are state taxes and, as I mentioned in a previous call, they range somewhere in the $2 million to $4 million a year. There, I would expect that some of those state taxes, through the combination, may go up a little bit. But on a Federal basis, we should be able to utilize our NOLs to shield income from Ameristar assets. So we don’t expect, on a Federal basis, to be a taxpayer for the next several years, arguably medium term, depending on your horizon.

Carlo Santarelli	Q

Great. Thanks, guys, and congratulations again.

Anthony Michael Sanfilippo President, Chief Executive Officer & Director	A

Thanks, Carlo.

Operator: Your next question comes from the line of Steve Wieczynski with Stifel, Nicolaus.

Anthony Michael Sanfilippo President, Chief Executive Officer & Director	A

Good morning, Steve.

Steve Wieczynski	Q

Good morning, how are you? Just one question for you guys on St. Louis. I guess, with now owning three properties in that market, is that a market that you really think you need to have that much exposure to? And I guess the question is, is there an asset there you could potentially either sell or look to get rid of?

Anthony Michael Sanfilippo President, Chief Executive Officer & Director	A

Hi, Steve. That’s a pretty broad market. When you look at the territory that the three properties cover, it is a wide range. It covers all parts of the county. We are focused on operating all three properties. We believe that it creates an opportunity for us, with now a platform of 17 properties that we’re going to be able to drive tourism from many parts of the country. We really see three distinct markets that are within that area. And we’re excited about having Kansas City. Kansas City is a highly competitive market, but it’s a wonderful asset that Ameristar has in Kansas City.

Carlos Ruisanchez	A

And going back to that, I would add to that, the reach in St. Louis, being in the heartland of the country, into other markets like Chicago and Indiana and Ohio, there is affirmative cross play across those markets. Having the presence in those markets between ourselves and Ameristar will provide the ability to really enhance the geographic reach that we have within our existing properties.

Steve Wieczynski	Q

Okay, great. That’s it for me, guys. Thanks a lot.

Anthony Michael Sanfilippo President, Chief Executive Officer & Director	A

Thanks, Steve.

Operator: Your next question comes from the line of Dennis Farrell with Wells Fargo.

Dennis Farrell	Q

Great. Thank you. Congratulations, everyone. I’m just wondering in regards to the capital structure, where the bank debt will reside? The new bank financing, will that be just on the subsidiaries of Pinnacle? Or –

and will the Ameristar remain as a restricted sub with the holding company kind of being above that? I’m just kind of trying to figure out the new corporate structure of the company.

Carlos Ruisanchez	A

So what we have committed financing for would provide for Ameristar to remain at a separate credit from Pinnacle. As I mentioned earlier on the call, we are evaluating alternatives to potentially have a combined credit where everything resides under the same bucket, and those decisions have not actually been made yet. We have a structure that works and we feel good about the execution of by the time of closing, but there are things that may change between now and then. And as those decisions get made, I’m sure we’ll make them publicly available.

Dennis Farrell	Q

Okay. And the other debt and the sources and uses, is that the holding company-issued debt?

Carlos Ruisanchez	A

There is a holding company under the silo structure, if you will, that will be there. And it’s a relatively small piece, but one that would allow the transaction to close.

Dennis Farrell	Q

Right. And I’m assuming that the premium that if you do take out the bonds at Ameristar, that’ll create an additional NOL shield for you for the future in terms of tax payment?

Carlos Ruisanchez	A

Yeah, and frankly, we have a pretty large NOL. As I’ve mentioned, Ameristar does have their own tax attributes by virtue of amortization of goodwill on prior purchases, and we again expect not to be a tax payer for some time.

Dennis Farrell	Q

Okay. And then my last question is, in regards to marketing, your company and Ameristar both have different arrangements with different Vegas players, so I was wondering how you expect to progress with that going forward?

Anthony Michael Sanfilippo President, Chief Executive Officer & Director	A

Yeah, Dennis, we will continue those relationships, most likely through 2013, clearly, until it closes but I would expect 2013 and then reevaluate the relationships for 2014. We’ve been very happy with Wynn.

They’ve done a terrific job. It’s a premier property. And I – we feel the same about MGM, and MGM does a great job. So that’s not – we’re not at that point yet. That’s down the road but they’re both terrific companies.

Dennis Farrell	Q

Great. Thank you again.

Anthony Michael Sanfilippo President, Chief Executive Officer & Director	A

Sara [ph] , we have – we’ll have time for one more question, Sara [ph] .

Operator: Yes and your final question comes from the line of Susan Berliner with JPMorgan.

Anthony Michael Sanfilippo President, Chief Executive Officer & Director	A

Good morning...

Susan Berliner	Q

Just two questions from me. I was just wondering with regards to Pinnacle has some development steps still going on and as well as other entities that you guys have been talking about whether it’s selling Atlantic City as well as obviously you have involvement in Vietnam. Any changes with the Ameristar deal with regards to what Pinnacle was doing before?

Anthony Michael Sanfilippo President, Chief Executive Officer & Director	A

No. We’re going to complete those things that we have told you that we’re going to do before. This doesn’t change any of that. We’re continuing on with the sale of our land in Atlantic City and we have an investment in Asian Coast development in Vietnam and that project is almost complete actually. The physically project’s almost done and MGM will be operating the first project and we will appropriately participate in that investment. And clearly our main focus will be the integration of our company and Ameristar going forward.

Carlos Ruisanchez	A

Let me add to the – we are pretty close to getting Atlantic City done. I expect that to happen in the first quarter this coming year hopefully in the early part of that as we do have – we’re in the final stages to that and we’ll certainly announce that when it gets done. As it relates to – the only closes [ph] there material changes as it relates to the acquisition as we mentioned the focus will be let’s integrate, do it well, get the most out the assets that a combined company has and we’re committed to de-levering. So that certainly will provide some parameters and while I think Anthony said it very appropriately it doesn’t change the strategy that we’ve had as it relates to other assets. Clearly our focus will be getting this integration done the right way and our leverage profile coming in line.

Susan Berliner	Q

And my other question was with regards to the leverage. Do you have an articulated goal where you feel comfortable operating the combined company and when should we expect the financing to be raised?

Carlos Ruisanchez	A

As – I think we feel in the same place that we talked about when we had our Analyst Day earlier this year – that we’re comfortable in the call it 3.5 up to 5 range. Certainly this transaction will go ahead of that and our focus will be bringing that down in those – in that range. The financing timing will be dependent on the regulatory approvals. Our expectation is that this will get done by mid-year. It – the contract allows for a longer time as regulatory agencies are at times unpredictable on timing. So we expect some time in the first half to get the financing done, hopefully either at or shortly before the closing.

Susan Berliner	Q

Terrific. Thanks so much. Congratulations.

Carlos Ruisanchez	A

Thank you.

Anthony Michael Sanfilippo President, Chief Executive Officer & Director

Susan, thank you. And thank all of those that dialed in for this call. We appreciate the questions and we note that many of you will be calling Vincent and Carlos and myself for further clarification. I want to thank those team members of Pinnacle Entertainment who joined the call. Thank you for the continued great work. You allow us to continue to grow our company and make a better company. And Gordy, I want to thank you and Tom and the team at Ameristar. We very much appreciate the opportunity for our companies to come together and we look forward to combined operations.

Gordon R. Kanofsky Chief Executive Officer & Director, Ameristar Casinos, Inc.

Thank you, Anthony.

Vincent J. Zahn Vice President-Finance & Investor Relations

Thank you, all. I hope you all have wonderful holidays. Many thanks for joining us.

Operator: That concludes today’s conference call. You may now disconnect.

Disclaimer

The information herein is based on sources we believe to be reliable but is not guaranteed by us and does not purport to be a complete or error-free statement or summary of the available data. As such, we do not warrant, endorse or guarantee the completeness, accuracy, integrity, or timeliness of the information. You must evaluate, and bear all risks associated with, the use of any information provided hereunder, including any reliance on the accuracy, completeness, safety or usefulness of such information. This information is not intended to be used as the primary basis of investment decisions. It should not be construed as advice designed to meet the particular investment needs of any investor. This report is published solely for information purposes, and is not to be construed as financial or other advice or as an offer to sell or the solicitation of an offer to buy any security in any state where such an offer or solicitation would be illegal. Any information expressed herein on this date is subject to change without notice. Any opinions or assertions contained in this information do not represent the opinions or beliefs of FactSet CallStreet, LLC. FactSet CallStreet, LLC, or one or more of its employees, including the writer of this report, may have a position in any of the securities discussed herein.

THE INFORMATION PROVIDED TO YOU HEREUNDER IS PROVIDED “AS IS,” AND TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, FactSet CallStreet, LLC AND ITS LICENSORS, BUSINESS ASSOCIATES AND SUPPLIERS DISCLAIM ALL WARRANTIES WITH RESPECT TO THE SAME, EXPRESS, IMPLIED AND STATUTORY, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, ACCURACY, COMPLETENESS, AND NON-INFRINGEMENT. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NEITHER FACTSET CALLSTREET, LLC NOR ITS OFFICERS, MEMBERS, DIRECTORS, PARTNERS, AFFILIATES, BUSINESS ASSOCIATES, LICENSORS OR SUPPLIERS WILL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING WITHOUT LIMITATION DAMAGES FOR LOST PROFITS OR REVENUES, GOODWILL, WORK STOPPAGE, SECURITY BREACHES, VIRUSES, COMPUTER FAILURE OR MALFUNCTION, USE, DATA OR OTHER INTANGIBLE LOSSES OR COMMERCIAL DAMAGES, EVEN IF ANY OF SUCH PARTIES IS ADVISED OF THE POSSIBILITY OF SUCH LOSSES, ARISING UNDER OR IN CONNECTION WITH THE INFORMATION PROVIDED HEREIN OR ANY OTHER SUBJECT MATTER HEREOF.

The contents and appearance of this report are Copyrighted FactSet CallStreet, LLC 2012 CallStreet and FactSet CallStreet, LLC are trademarks and service marks of FactSet CallStreet, LLC. All other trademarks mentioned are trademarks of their respective companies. All rights reserved.